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                       Letterhead of Coopers & Lybrand


                         Form 10-K December 31, 1993

                          Commission File No. 1-8491


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Hecla Mining Company on Forms S-8 (File Numbers 33-7833, 33-14758, 33-41833 and 33-40691) and Forms S-3 (File Number 33-72834) of our reports dated February 3, 1994, except for Note 5, as to which the date is February 8, 1994, on our audits of the consolidated financial statements and financial statement schedules of Hecla Mining Company as of December 31, 1993 and 1992, and for the years ended December 31, 1993, 1992 and 1991, which reports are included in this Annual Report on Form 10-K.


        /s/Coopers & Lybrand
        COOPERS & LYBRAND

Spokane, Washington
February 25, 1994